Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. +1 (415) 738-6520	Pamela Matthews Investor/Analyst Information Digital Realty Trust, Inc. +1 (415) 738-6532

DIGITAL REALTY TRUST, INC. REPORTS THIRD QUARTER 2010 RESULTS

Company increases 2010 FFO guidance and announces 2011 guidance assumptions

San Francisco, California (November 4, 2010) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for the third quarter of 2010.

Recent Highlights:

•

Reported FFO of $0.81 per diluted share and unit for the quarter ended September 30, 2010, up 6.6% from the previous quarter and up 9.5% from the third quarter of 2009; after adjusting for non-core items, FFO was $0.90 per diluted share and unit for the third quarter of 2010, up 15.4% from FFO of $0.78 per diluted share and unit for the second quarter of 2010 as adjusted for non-core items;

•	Reported net income for the quarter ended September 30, 2010 of $23.6 million and net income available to common stockholders of $9.6 million, or $0.11 per diluted share;

•

Increased total operating revenues to $237.5 million for the quarter ended September 30, 2010, up 20.3% from $197.5 million in the previous quarter, and up 45.5% from $163.2 million in the third quarter of 2009;

•

Increased adjusted EBITDA to $131.9 million for the quarter ended September 30, 2010, up 14.7% from $115.0 million in the previous quarter, and up 35.6% from $97.3 million in the third quarter of 2009;

•	Exchanged approximately $25.2 million of its 4.125% exchangeable senior debentures due 2026 (the 2026 Debentures) for a combination of shares of its common stock and cash;

•

Issued approximately 1.5 million shares during the three months ended September 30, 2010 under the Company’s At The Market equity distribution program for net proceeds totaling approximately $86.9 million at an average price of $60.40 per share, for total net proceeds year-to-date through November 3, 2010 of $217.1 million at an average price of $57.66 per share;

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

•	Completed the redemption of the 8.50% Series A Cumulative Redeemable Preferred Stock for $103.5 million plus accrued and unpaid dividends on August 24, 2010;

•	Completed a private placement of $375.0 million aggregate principal amount of 4.500% Notes due 2015 yielding 4.568% per annum, which closed on July 8, 2010;

•	Acquired the Rockwood Capital/365 Main five-property portfolio totaling approximately 919,000 square feet for approximately $725.0 million on July 13, 2010;

•

Acquired 50% joint venture interests in two joint ventures with Behringer Harvard that own three buildings, located in Santa Clara, California, for approximately $48.1 million, including the assumption of $22.8 million in secured loans, on August 5, 2010;

•

Acquired two fully leased datacenters, one located in San Jose, California totaling approximately 69,700 square feet and one located in Richardson, Texas totaling approximately 56,000 square feet, for a total purchase price of $50.3 million on August 19, 2010;

•	Signed leases totaling approximately 147,000 square feet during the third quarter of 2010 at an average annual GAAP rental rate of approximately $187 per square foot, including non-technical space;

•	Commenced leases totaling approximately 229,000 square feet during the third quarter of 2010 at an average annual GAAP rental rate of approximately $105 per square foot, including non-technical space;

•

Increased 2010 FFO guidance range at the midpoint by $0.01 to $3.28 to $3.30 for FFO per diluted share and unit and by $0.03 to $3.40 to $3.42 for FFO per diluted share and unit adjusted for non-core items; and

•	Announced 2011 FFO guidance assumptions.

Funds from operations (“FFO”) on a diluted basis was $91.7 million in the third quarter of 2010, or $0.81 per diluted share and unit, up 6.6% from $0.76 per diluted share and unit in the previous quarter, and up 9.5% from $0.74 per diluted share and unit in the third quarter of 2009.

“FFO of $0.81 per diluted share and unit for the third quarter 2010 was negatively impacted by approximately $0.04 per diluted share and unit for transaction expenses related to our acquisition activities, by $0.04 per diluted share and unit for charges related to the redemption of our 8.50% Series A Preferred Stock, and by $0.01 per diluted share and unit for charges related to exchanges of our 2026 Debentures. This compares to FFO of $0.76 per diluted share and unit for the second quarter 2010, which was negatively impacted by $0.02 related to non-core expenses,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “Excluding the impact from these items in both quarters, FFO per diluted share and unit generated from ongoing operations would have increased 15.4% quarter over quarter.”

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation of U.S.

GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Net income for the third quarter of 2010 was $23.6 million, up 18.6% from $19.9 million in the second quarter of 2010 and down 1.3% from $23.9 million in the third quarter of 2009. Net income available to common stockholders in the third quarter was $9.6 million, or $0.11 per diluted share, compared to $9.1 million, or $0.11 per diluted share, in the second quarter of 2010, and $12.4 million, or $0.16 per diluted share, in the third quarter of 2009. The decrease in net income quarter over quarter for the three months ended September 30 was due primarily to costs related to the redemption of the Series A Preferred Stock during the third quarter of 2010.

The Company reported total operating revenues of $237.5 million in the third quarter of 2010, up 20.3% from $197.5 million in the second quarter of 2010 and up 45.5% from $163.2 million in the third quarter of 2009.

“The Company’s third quarter operating results represent the inclusion of the Rockwood properties to our portfolio as well as the success of our leasing program. The integration of the Rockwood property operations has been very successful, which is a testament to our experienced team,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “At the same time, we continued to invest in income producing property at favorable cap rates and added inventory through acquisitions and our development program in markets where we see strong demand for both our Turn-Key and Powered Base Building products.”

Acquisitions and Leasing Activity

In August 2010, the Company acquired two fully leased datacenter properties for a purchase price of $50.3 million. The first property is 2950 Zanker Road, located in San Jose, California, and totals approximately 69,700 rentable square feet. The second property is 900 Dorothy Drive, located in Richardson, Texas, and totals over 56,000 rentable square feet.

Also in August 2010, the Company acquired 50% joint venture interests in two joint ventures with Behringer Harvard that together own three buildings, located in Santa Clara, California, for approximately $48.1 million, including the assumption of $22.8 million in secured loans. The first building is 800 Central Expressway, a 150,000 square foot powered shell building that will be contributed to the Company’s inventory of space held for redevelopment. The second and third buildings are 700 and 750 Central Expressway. They total approximately 300,000 square feet and provide office space for research and development that is fully leased to Hitachi Data Systems as its regional headquarters. The second and third buildings are held by the Company as an investment in an unconsolidated joint venture.

In July 2010, the Company completed the acquisition of the Rockwood Capital/365 Main Portfolio. The five-property portfolio is located in California, Arizona and Virginia, and comprises approximately 919,000 square feet. The purchase price was approximately $725.0 million and includes additional new datacenter development potential of approximately 250,000 square feet at the Arizona property and approximately $13 million of uninstalled datacenter infrastructure improvements.

For the quarter ended September 30, 2010, the Company commenced leases totaling approximately 229,000 square feet of space. This includes approximately 146,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $148.00 per square foot, approximately 65,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $31.00 per square foot, and approximately 18,000 square feet of non-technical space leased at an average annual GAAP rental rate of $25.00 per square foot.

For the quarter ended September 30, 2010, the Company signed leases totaling over 147,000 square feet of space. This includes approximately 138,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $198.00 per square foot and over 9,000 square feet of non-technical space leased at an average annual GAAP rental rate of $28.00 per square foot.

As of November 4, 2010, the Company’s portfolio comprises 95 properties, excluding two properties held as investments in unconsolidated joint ventures, consisting of 131 buildings totaling approximately 16.4 million rentable square feet, including 1.9 million square feet of space held for redevelopment. The portfolio is strategically located in 27 key technology markets throughout North America and Europe.

Balance Sheet Update

Total assets grew to approximately $5.2 billion at September 30, 2010, up from approximately $3.7 billion at December 31, 2009. Total debt at September 30, 2010 was approximately $2.7 billion, up from approximately $1.8 billion at December 31, 2009. Stockholders’ equity was approximately $2.0 billion at September 30, 2010, up from approximately $1.6 billion at December 31, 2009.

On August 24, 2010, the Company redeemed 4,140,000 shares of its 8.50% Series A Cumulative Redeemable Preferred Stock, which constitutes all of the outstanding shares at a redemption price of $25.00 per share ($103.5 million in the aggregate), plus accrued and unpaid dividends to the redemption date.

During the three months ended September 30, 2010, the Company exchanged approximately $25.2 million of its 4.125% exchangeable senior debentures due 2026 for a combination of shares of its common stock and cash. For the nine months ended September 30, 2010, the Company exchanged approximately $62.5 million principal of the 2026 Debentures for a combination of shares of its common stock and cash. The remaining $110.0 million principal amount of the 2026 Debentures remains outstanding under the original terms.

For the three months ended September 30, 2010, under its At The Market equity distribution program, the Company issued approximately 1.5 million shares for net proceeds totaling approximately $86.9 million at an average price of $60.40 per share. Year-to-date through November 3, 2010, the Company has generated approximately $217.1 million of net proceeds from the issuance of approximately 3.8 million shares at an average price of $57.66. The proceeds have been used to repay borrowings under the Company’s revolving credit facility, to redeem the Series A Preferred stock, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes.

“Our capital markets activities continued to focus on funding our acquisitions and development programs to support the growth of the Company while minimizing our cost of capital, enhancing financial flexibility and improving our overall credit metrics,” added Mr. Stein. “Capital markets conditions remain favorable for us and should continue to sustain our growth.”

2010 Revised Guidance Assumptions

FFO per diluted share and unit for the year ending December 31, 2010 is projected to be between $3.28 and $3.30. This guidance represents expected FFO growth of 11.9% to 12.6% over the 2009 FFO of $2.93 per diluted share and unit. After adjusting for certain items that do not represent core revenue and expense streams for the full years 2010 and 2009, FFO per diluted share and unit for the year ending December 31, 2010 is projected to be between $3.40 and $3.42, which represents expected FFO growth of 16.4% to 17.1% over the 2009 FFO of $2.92 per diluted share and unit adjusted for $0.01 of non-core revenue items. A reconciliation of the range of 2010 projected net income to projected FFO as reported and adjusted for certain items that do not represent core expense streams is as follows:

Low High
Net income available to common stockholders per diluted share	$0.62 – $0.64
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$2.88
Less:
Dilutive impact of convertible stock and exchangeable debentures	($0.22)

Projected FFO per diluted share	$3.28 – $3.30

As adjusted for items that do not represent core expense and revenue streams:
Reported Q1 items	($0.02)
Reported Q2 items	$0.02
Reported Q3 items	$0.09
Projected Q4 financing charges	$0.03

Projected FFO per diluted share (as adjusted)	$3.40 – $3.42

The 2010 guidance provided by Digital Realty Trust in this press release is based on the following full year assumptions as of November 4, 2010:

•	Commencement of leases which will contribute $70 million to $75 million of GAAP rental revenue on an annualized basis;

•	POD Architecture Services revenue recognized between $3 million to $4 million;

•	Development and redevelopment capital expenditures of $300 million to $350 million;

•	Portfolio level capital expenditures of $50 million;

•	Total G&A of $48 million;

•	Total transactions expense of $8 million to $9 million; and

•

Total financing charges of $9.5 million to $10.5 million, including fourth quarter financing charges of $2.5 million to $3.5 million, primarily related to the potential redemption of another series of preferred stock.

2011 Guidance Assumptions

FFO per diluted share and unit for the year ending December 31, 2011 is projected to be between $3.70 and $3.90. This guidance represents expected FFO growth of 12.1% to 18.9% over the 2010 revised range of FFO of between $3.28 and $3.30 per diluted share and unit. A reconciliation of the range of 2011 projected net income to projected FFO is as follows:

Low High
Net income available to common stockholders per diluted share	$0.95 – $1.15
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$3.00
Less:
Dilutive impact of convertible stock and exchangeable debentures	($0.25)

Projected FFO per diluted share	$3.70 – $3.90

The 2011 guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of November 4, 2010:

•	Acquisitions of income producing properties for the year totaling $200 million to $450 million at average cap rate of 9%;

•	Commencement of leases which will contribute $90 million to $110 million of GAAP rental revenue on an annualized basis;

•	POD Architecture Services revenue recognized between $5 million to $7 million;

•	Development and redevelopment capital expenditures of $450 million to $525 million;

•	Portfolio level capital expenditures of $75 million;

•	Total G&A of $53 million; and

•	Total transactions expense of $5 million to $6 million.

Any financing-related charges are expected to be a function of opportunities presented by the capital markets to further reduce the Company’s cost of capital, enhance financial flexibility, or improve the Company’s credit metrics.

Investor Conference Call Details – New Domestic Dial-In Number

Digital Realty Trust will host a conference call on Thursday, November 4, 2010 at 1:00 pm ET/10:00 am PT to discuss its third quarter 2010 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (877) 512-9172 (for domestic callers) or +1 (706) 679-7933 (for international callers) and quote the conference ID #11934413 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after the call until 11:59 pm ET on Thursday, November 18, 2010. The telephone replay can be accessed two hours after the call’s completion by dialing +1 (800) 642-1687 (for domestic callers) or +1 (706) 645-9291 (for international callers) and using the conference ID #11934413. A replay of the webcast will be available approximately 24 hours after the live call has concluded and will be archived on Digital Realty Trust’s website until Thursday, November 18, 2010.

About Digital Realty Trust, Inc.

Digital Realty Trust owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 95 properties, excluding two properties held as investments in unconsolidated joint ventures, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 16.4 million square feet as of November 4, 2010, including 1.9 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout Europe and North America. Digital Realty Trust calculates occupancy and leased square footage for some of its properties based on factors in addition to contractually leased square feet, including available power, required support space and common area. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward-looking statements include statements related to the Company’s 2010 and 2011 guidance and its underlying assumptions, the Company’s expected future financial and other results, and the assumptions underlying such results, the signing and commencement of leases as well as demand for datacenter space, the purpose and effect of any capital markets transactions, conditions in the capital markets, our ability to access the capital markets and sustain growth, future investment activities and the integration of closed acquisitions, and the development of additional datacenter space. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; our failure to repay debt when due or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of datacenter space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Turn-Key Datacenter, Powered Base Building and POD Architecture Services are registered trademarks of Digital Realty Trust.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Operating Revenues:

Rental	$184,511	$130,891	$495,099	$374,477
Tenant reimbursements	52,975	32,223	131,630	92,677
Other	—	113	—	214

Total operating revenues	237,486	163,227	626,729	467,368

Operating Expenses:

Rental property operating and maintenance	74,156	45,278	181,804	130,152
Property taxes	14,030	9,295	39,499	27,655
Insurance	2,168	1,495	5,749	4,439
Depreciation and amortization	70,128	50,439	187,520	145,926
General and administrative	11,878	10,351	34,971	29,980
Transactions	4,666	309	7,214	822
Other	59	404	226	689

Total operating expenses	177,085	117,571	456,983	339,663

Operating income	60,401	45,656	169,746	127,705

Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	1,061	1,091	3,994	2,948
Interest and other income	327	90	392	736
Interest expense	(36,737)	(22,559)	(100,801)	(63,991)
Tax expense	(343)	(333)	(1,593)	(1,061)
Loss from early extinguishment of debt	(1,083)	—	(2,624)	—

Net Income	23,626	23,945	69,114	66,337

Net income attributable to noncontrolling interests	(590)	(1,438)	(2,041)	(3,062)

Net Income Attributable to Digital Realty Trust, Inc.	23,036	22,507	67,073	63,275

Preferred stock dividends	(9,194)	(10,101)	(29,396)	(30,303)
Costs on redemption of Series A preferred stock	(4,203)	—	(4,203)	—

Net Income Available to Common Stockholders	$9,639	$12,406	$33,474	$32,972

Net income per share available to common stockholders:
Basic	$0.11	$0.16	$0.41	$0.44
Diluted	$0.11	$0.16	$0.40	$0.43

Weighted average shares outstanding:
Basic	87,908,953	76,301,577	82,111,128	75,714,757
Diluted	90,136,911	77,674,137	84,137,205	76,450,131

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$479,227	$382,763
Acquired ground leases	6,468	2,767
Buildings and improvements	4,167,114	2,952,330
Tenant improvements	283,079	272,462

Total investments in properties	4,935,888	3,610,322
Accumulated depreciation and amortization	(604,075)	(459,521)

Net investments in properties	4,331,813	3,150,801
Investment in unconsolidated joint ventures	17,652	6,392

Net investments in real estate	4,349,465	3,157,193
Cash and cash equivalents	66,493	72,320
Accounts and other receivables, net	83,309	46,086
Deferred rent	178,456	145,550
Acquired above market leases, net	44,026	25,861
Acquired in place lease value and deferred leasing costs, net	345,934	224,216
Deferred financing costs, net	24,352	21,073
Restricted cash	61,550	37,810
Other assets	17,314	14,950

Total Assets	$5,170,899	$3,745,059

LIABILITIES AND EQUITY

Revolving credit facility	$220,565	$205,547
Unsecured senior notes, net of discount	1,065,817	83,000
Exchangeable senior debentures, net of discount	374,054	432,234
Mortgage loans, net of premiums	1,050,663	1,063,663
Other secured loans	10,500	—
Accounts payable and other accrued liabilities	221,209	151,229
Accrued dividends and distributions	—	37,004
Acquired below market leases, net	98,777	69,311
Security deposits and prepaid rents	80,445	68,270

Total Liabilities	3,122,030	2,110,258

Equity:
Stockholders’ equity	1,959,469	1,558,995
Noncontrolling interests	89,400	75,806

Total Equity	2,048,869	1,634,801

Total Liabilities and Equity	$5,170,899	$3,745,059

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net income available to common stockholders	$9,639	$9,091	$12,406	$33,474	$32,972
Adjustments:
Noncontrolling interests in operating partnership	537	560	898	2,070	2,448
Real estate related depreciation and amortization (1)	69,810	59,517	50,163	186,502	145,150
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	1,058	688	543	2,519	2,047

FFO available to common stockholders and unitholders (2)	$81,044	$69,856	$64,010	$224,565	$182,617

Basic FFO per share and unit	$0.87	$0.81	$0.78	$2.56	$2.24
Diluted FFO per share and unit (2)	$0.81	$0.76	$0.74	$2.39	$2.14

Weighted average common stock and units outstanding
Basic	93,421	86,150	82,094	87,638	81,553
Diluted (2)	113,235	106,386	101,492	107,175	97,840

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	70,128	59,860	50,439	187,520	145,926
Non-real estate depreciation	(318)	(343)	(276)	(1,018)	(776)

	$69,810	$59,517	$50,163	$186,502	$145,150

(2)	At September 30, 2010, we had 7,000 series C convertible preferred shares and 13,787 series D convertible preferred shares outstanding that were convertible into 3,666 common shares and 8,316 common shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,210 common shares on a weighted average basis for the three months ended September 30, 2010. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
FFO available to common stockholders and unitholders	$81,044	$69,856	$64,010	$224,565	$182,617

Add: Series C convertible preferred dividends	1,914	1,914	1,914	5,742	5,742
Add: Series D convertible preferred dividends	4,739	4,742	4,742	14,223	14,226
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	12,150	7,198

FFO available to common stockholders and unitholders — diluted	$91,747	$80,562	$74,716	$256,680	$209,783

Weighted average common stock and units outstanding	93,421	86,150	82,094	87,638	81,553
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	1,622	2,146	1,373	1,420	735
Add: Effect of dilutive series C convertible preferred stock	3,666	3,657	3,615	3,660	3,615
Add: Effect of dilutive series D convertible preferred stock	8,316	8,238	8,215	8,257	8,215
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,210	6,195	6,195	6,200	3,722

Weighted average common stock and units outstanding — diluted	113,235	106,386	101,492	107,175	97,840

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

(unaudited and in thousands)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Net income available to common stockholders	$9,639	$9,091	$12,406

Interest	36,737	33,162	22,559
Loss from early extinguishment of debt	1,083	1,541	—
Taxes	343	534	333
Depreciation and amortization	70,128	59,860	50,439

EBITDA	117,930	104,188	85,737

Noncontrolling interests	590	710	1,438
Preferred stock dividends	9,194	10,101	10,101
Costs on redemption of Series A preferred	4,203	—	—

Adjusted EBITDA	$131,917	$114,999	$97,276

Note Regarding Non-GAAP Supplemental Measures

FFO

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (computed in accordance with GAAP) as a measure of our performance.

ADJUSTED EBITDA

Digital Realty Trust believes that earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, preferred dividends and noncontrolling interests. Adjusted EBITDA is EBITDA excluding noncontrolling interests, preferred stock dividends and costs of redeeming our Series A preferred stock. In addition, Digital Realty Trust believes EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than we do; accordingly, our EBITDA and Adjusted EBITDA may not comparable to such other REITs’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income (computed in accordance with GAAP) as a measure of our financial performance.